Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

FIRST QUARTER 2014 FINANCIAL RESULTS

Los Angeles, CA, May 8, 2014 – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the first quarter ended March 31, 2014 and declares an increased dividend of $0.36 per share of common stock for the second quarter of 2014.

First Quarter 2014 Highlights

•	Core Earnings, a non-GAAP financial measure, of $27.1 million, or $0.33 per basic and diluted share and net income attributable to common stockholders of $16.4 million, or $0.20 per basic and diluted share. Core earnings and net income are net of $4.5 million of transaction expenses, or approximately $0.06 per basic share

•	During the quarter, the Company invested and agreed to invest approximately $630 million composed of: (i) $379 million in ten loan originations; (ii) $100 million in a loan portfolio acquisition; and (iii) $151 million in three real estate equity investments

•	Issued $230 million of 3.875% Convertible Senior Notes due in January 2021 resulting in net proceeds of $224 million to the Company

•	Raised net proceeds of $327 million through the sale of 15 million shares of common stock

•	Declared and paid a first quarter dividend of $0.35 per share of common stock, consistent with the fourth quarter of 2013

•	Subsequent to quarter end: (i) the Company invested and agreed to invest approximately $169 million in six loan originations; (ii) the Company completed its first securitization transaction within its Transitional CRE Lending Platform; the retained $64 million position, together with an additional $15 million of affiliated loans held outside the trust, yields a blended rate of LIBOR plus 14% before fees and expenses; (iii) Colony American Homes (“CAH”) completed a securitization transaction raising $514 million in gross proceeds with a blended rate of LIBOR plus 1.78%; and (iv) declared a second quarter dividend of $0.36 per share of common stock

First Quarter Operating Results

For the first quarter of 2014, the Company reported total income of $59.2 million and net income attributable to common stockholders of $16.4 million, or $0.20 per basic and diluted share. Colony Financial’s Core Earnings were $27.1 million, or $0.33 per basic and diluted share. Core earnings and net income are net of $4.5 million of transaction expenses attributable to common stockholders, or approximately $0.06 per basic share. Of the $4.5 million of transaction expenses, $0.75 million is included in equity in income of unconsolidated joint ventures and the remaining $3.8 million is our share, net of amounts attributable to non-controlling interests, of the $4.6 million of transaction costs itemized on our income statement.

“2014 is off to a great start,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “The pipeline of prospective transactions is very robust with an emphasis on distressed investing through loan acquisitions and rescue capital originations in Europe and investing in “best in class” equity platforms and first mortgage transitional lending opportunities in the U.S. Simultaneously, our capital markets activity is at a record pace including asset-backed securitizations and corporate financings at a meaningfully reduced cost of capital. Last but not least, Colony American Homes continues to make enormous progress executing its business plan with much improved operating metrics such as occupancy, rental rate increases, and margins; greater internalization of management functions with less reliance on third parties; access to low cost, accretive financing in the securitization markets; and the build-out of a formidable technology platform. All in all, a terrific underpinning to the new year.”

First Quarter Activity

•	The Company invested in a joint venture with an investment fund managed by an affiliate of the Company’s manager (“Co-Investment Fund”) to originate a £140 million (approximately $233 million) loan that is primarily collateralized by a first mortgage on a large U.K. shopping center as part of a borrower recapitalization transaction. The loan proceeds were used to refinance an existing loan at a significant discount to par despite the borrower being current on all interest payments. The investment includes: (i) the loan which bears a cash pay interest rate of 10% per annum, has a term of seven years, and has springing recourse to an individual guarantor under certain conditions; and (ii) an equity interest in the shopping center of 35%. It is expected that the borrower will subsequently secure a new first mortgage which will partially pay down the loan and leave the joint venture with a subordinated loan position secured by a second ranking mortgage on the shopping center. There will be an additional exit fee of between £3 million and £4 million (approximately $5 million and $6.7 million, respectively) depending on the timing of this subsequent pay down. Under certain circumstances, the loan may be increased by up to €10 million (approximately $13.8 million). The Company’s share of the joint venture with the Co-Investment Fund providing the loan is 96%, or $223 million.

•	The Company committed $100 million of equity in a consortium including Cerberus Capital Management, L.P. and several other real estate investment firms that agreed to acquire Safeway, Inc. and merge it into the consortium’s existing Albertson’s national grocery chain enterprise. The pro forma company post-merger has an estimated enterprise value of $14 billion, of which a substantial portion is attributable to real estate value. Through its controlled subsidiary, the Company anticipates soon finalizing the assignment of $50 million of the $100 million commitment (and a ratable share in attendant liabilities) to a passive, third-party co-investment participant. The business plan to be implemented by the consortium upon an expected late 2014 or early 2015 closing is anticipated to generate opportunistic returns.

•	The Company invested in a joint venture with a Co-Investment Fund to acquire three sub-performing mortgage loans owned by a European bank, with an aggregate unpaid principal balance (“UPB”) of approximately $138 million. The loans are collateralized by a luxury destination resort in California, an industrial portfolio in Tennessee, and a regional shopping center in North Carolina. The joint venture purchased the loans at a discount to par with non-recourse matched-term financing for 65% of the purchase price at LIBOR plus 2.85%. The Company’s share of this investment is 79%.

•	The Company originated and committed to originate five first mortgage loans and a related mezzanine loan with an aggregate UPB of $94 million for the Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at LIBOR plus 6.2%, have initial terms of approximately 2 to 3 years and feature one to three, 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes hospitality, retail, multifamily and mixed-use properties.

•

A joint venture between the Company, a Co-Investment Fund and an unaffiliated investor acquired a REO property consisting of a five-diamond resort hotel on a 55-acre coastal site located in Hawaii. The hotel received an extensive $180 million renovation in 2006 and 2007, is branded by a renowned luxury hotel operator and includes 73 unsold condos. The property was acquired from a former lender who had foreclosed following a loan default by the previous owners. The total initial capitalization of the investment is approximately $160 million, including an initial funding of $85 million via a third-party first mortgage at the closing of the acquisition. We and the Co-Investment Fund funded $40 million of a $45 million mezzanine loan and $15 million, or 50%, of the equity, with the remainder of the equity owned by the unaffiliated investor. The mezzanine loan has a term of five years and bears a fixed interest rate of 11% which may be paid-in-kind. Our share of the joint venture with the Co-Investment Fund that owns 100% of the mezzanine loan and 50% of the equity is 83%.

•	The Company originated a $17 million first mortgage loan secured by a Southern California residential land development. The loan bears interest at 15% per annum which may be paid-in-kind and is subject to a 1.0% origination fee. The loan includes a profit participation after the sponsor has attained a 15% return. The initial term of the loan is three years.

•	Last year, the Company invested in a joint venture with a Co-Investment Fund that originated a $30 million first mortgage loan, with an option to fund an additional $40 million, to finance the acquisition and redevelopment of high-end, single family residential properties in infill coastal Southern California markets. During the first quarter of 2014, the Company and the Co- Investment Fund funded an additional $15 million. The loan bears a fixed interest rate of 15%, of which 7% may be paid in-kind, and is subject to certain other fees including a 1% origination fee and 0.5% exit fee. The term of the loan is four years. The Company’s share of the investment is 50%, or $22 million funded to date.

•	In 2012, the Company invested in a joint venture with a Co-Investment Fund that originated a $28 million mezzanine loan facility composed of $18 million of initial funding and $10 million of future funding. As of December 2013, the facility was fully funded and secured by a portfolio of eight select-service hotels in Massachusetts and New Hampshire. In December 2013, the joint venture increased the facility by approximately $20 million to fund the development of four new select service hotels in the Northeast. During the first quarter of 2014, the joint venture funded $8 million of the $20 million commitment. The combined facility of approximately $48 million carries a blended 13.3% fixed interest rate and a 1.0% origination fee and is cross-defaulted and cross-collateralized among all assets. Our share of this investment is 50%.

•	The Company maintained its funded investment in CAH OP (otherwise known as CAH or Colony American Homes) at $550 million. As of March 31, 2014, CAH owned approximately 16,200 homes in ten states and the overall portfolio was 70% occupied, up from 61% occupied as of December 31, 2013. As of May 5, 2014, CAH owned approximately 16,500 homes and the overall portfolio was 73% occupied. During the first quarter, CAH averaged approximately 500 renovations and over 800 new leases signed per month while acquisitions averaged approximately 450 homes per month. Subsequent to the end of the quarter, CAH completed a securitization transaction backed by income generated from approximately 3,400 single-family rental homes in its portfolio by selling $514 million in bonds with a blended rate including servicing fees of LIBOR plus 1.78% (0.25% LIBOR floor). Lastly, CAH continues to focus on Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Expansion of this lending program will remain a strategic initiative in 2014 and once scaled, CAF’s loan portfolio may be financed with securitizations in the future. Core Earnings contribution from CAH was approximately $0.7 million in the first quarter, up from $0.2 million in the prior quarter and we expect this positive trend to continue in the quarters ahead as operating metrics continue to improve.

•	The Company issued $230 million of its convertible senior notes due on January 15, 2021. The convertible notes were sold to the underwriters at a discount of 2.5%, resulting in net proceeds of approximately $224 million to the Company after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The convertible notes bear interest at a rate equal to 3.875% per annum payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014.

•	The Company completed the sale of 14.95 million shares of its common stock in March at a net price of $21.90 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $327 million.

•	The Company entered into a new warehouse credit facility with a commercial bank to finance loans within its Transitional CRE Lending Platform on an interim basis between securitized financings. The credit facility provides for up to $150 million of availability for eligible assets within the Transitional CRE Lending Platform and has an initial term of two years, plus a one-year extension option. Advances under the credit facility will bear interest ranging from LIBOR plus 2.25% to 2.5%.

Activities Subsequent to First Quarter 2014

•	The Company originated and committed to originate four first mortgage loans for its Transitional CRE Lending Platform with an aggregate UPB of $92 million. The loans bear interest, on a weighted average basis, at LIBOR plus 6.3% and have initial terms of 1 to 3 years. The loans feature one to three, 6 or 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral consists of retail and multifamily properties.

•	The Company originated a $63 million first mortgage loan secured by a development site in the Times Square submarket of Manhattan. The loan bears an interest rate of LIBOR plus 9.75% (0.25% LIBOR floor) with a 1% origination fee and a 1% exit fee. The initial term of the loan is 18 months, plus two 6-month extensions.

•	The Company invested in a joint venture with a minority unaffiliated investor to originate a $16.5 million b-note secured by three retail assets in Pennsylvania and Ohio. The loan bears a 10.5% fixed interest rate with a 30-year amortization schedule and matures in April 2024. The Company’s share of this investment is 99%, or $16.3 million.

•	The Company completed its first securitization transaction within its Transitional CRE Lending Platform on eleven loans totaling $190 million of UPB and sold $126 million of matched-term, non-recourse senior bonds with a weighted average coupon of LIBOR plus 1.78%. The Company’s retained interests of $79 million, consisting of $64 million of subordinate bonds and $15 million of committed and invested affiliated loans held outside the trust, yield a blended rate of LIBOR plus 14% before fees and expenses.

Book Value

The Company’s GAAP book value per common share was $18.98 on March 31, 2014, up from $18.72 on December 31, 2013. As of May 8, 2014, the Company had 92,359,038 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its investment assets, liabilities and non-controlling interests at fair value, the Company’s net assets as of March 31, 2014 would have been $205 million in excess of the net book value.

Common and Preferred Stock Dividends

On May 8, 2014, the Company’s Board of Directors declared a dividend of $0.36 per common share for the second quarter of 2014 and a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending July 15, 2014. Both dividends will be paid on July 15, 2014 to respective stockholders of record on June 30, 2014.

On March 17, 2014, the Company’s Board of Directors declared a dividend of $0.35 per common share for the first quarter of 2014 which was paid on April 15, 2014 to stockholders of record on March 31, 2014 and declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending April 15, 2014 which was paid on April 15, 2014 to stockholders of record on March 31, 2014.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Friday, May 9, 2014, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13580330. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning May 9, 2014 at 10:00 a.m. PT / 1:00 p.m. ET, through May 16, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use the conference passcode 13580330. International callers should dial (858) 384-5517 and enter the same conference passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 27, 2014, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 27, 2014, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash	$84,392	$43,167
Investments in unconsolidated joint ventures	1,373,047	1,369,529
Loans held for investment, net	1,503,864	1,028,654
Real estate assets, net	111,585	112,468
Beneficial interests in debt securities, available-for-sale, at fair value	30,636	30,834
Other assets	61,740	43,900

Total assets	$3,165,264	$2,628,552

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$—	$138,500
Secured financing	349,278	277,607
Accrued and other liabilities	35,315	18,105
Due to affiliates	8,010	7,986
Dividends payable	37,681	32,127
Convertible senior notes	430,000	200,000

Total liabilities	860,284	674,325

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	101	101
Common stock	923	765
Additional paid-in capital	2,040,856	1,701,274
Distributions in excess of earnings	(36,374)	(20,423)
Accumulated other comprehensive (loss) income	(522)	2,593

Total stockholders’ equity	2,004,984	1,684,310
Noncontrolling interests	299,996	269,917

Total equity	2,304,980	1,954,227

Total liabilities and equity	$3,165,264	$2,628,552

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Income
Equity in income of unconsolidated joint ventures	$22,639	$21,802
Interest income	33,102	11,412
Rental income and tenant reimbursements	3,241	—
Other income from affiliates	225	371

Total income	59,207	33,585

Expenses
Management fees	10,713	6,370
Investment and servicing expenses	1,261	608
Transaction costs	4,550	—
Interest expense	8,949	2,355
Property operating expenses	848	—
Depreciation and amortization	1,252	—
Administrative expenses	2,519	1,843

Total expenses	30,092	11,176

Other gain (loss), net	980	(63)

Income before income taxes	30,095	22,346
Income tax provision	245	352

Net income	29,850	21,994
Net income attributable to noncontrolling interests	8,120	2,587

Net income attributable to Colony Financial, Inc.	21,730	19,407
Preferred dividends	5,355	5,355

Net income attributable to common stockholders	$16,375	$14,052

Net income per common share:
Basic	$0.20	$0.22

Diluted	$0.20	$0.22

Weighted average number of common shares outstanding:
Basic	80,952,200	62,027,300

Diluted	80,952,200	62,027,300

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2014		2013
GAAP net income attributable to common stockholders	$16,375		$14,052
Adjustments to GAAP net income attributable to common stockholders to reconcile to Core Earnings:
Noncash equity compensation expense	4,160		1,187
Depreciation expense	6,609		1,835
Net unrealized loss (gain) on derivatives	2		(27)

Core Earnings	$27,146		$17,047

Basic	$0.33		$0.27

Diluted	$0.33	(1)	$0.27

Basic weighted average number of common shares outstanding	80,952,200		62,027,300

Diluted weighted average number of common shares outstanding	95,813,000	(1)	62,027,300

(1)	Includes the effect of adding back $4,316,000 of interest expense associated with convertible senior notes and 14,860,800 weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.